Exhibit 99.1

Valley Financial Corporation▲
                 _________________________

FOR RELEASE 4:00 p.m. April 29, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2010

ROANOKE, VIRGINIA (April 29, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter 2010 and reported an 473% increase in earnings as compared to 1st quarter 2009.

Net income for the three-month period ending March 31, 2010 was $848,000 compared to net income of $148,000 for the same period last year.  After deducting the dividends and discount accretion on preferred stock, net income available to common shareholders for the three-month period ending March 31, 2010 amounted to $609,000, an increase of $696,000 compared to a net loss to common shareholders of $87,000 for the same period last year. Diluted earnings (loss) per share increased from ($0.02) for the three-month period ending March 31, 2009 to $0.13 for the first quarter of 2010.  Valley Financial’s earnings for the quarter produced an annualized return on average total assets of 0.48% and an annualized return on average shareholders’ equity of 6.58%, compared to ratios of 0.09% and 1.02%, respectively, for the first quarter of 2009.

Ellis L. Gutshall, President and CEO said, “Despite the very challenging environment, we are pleased to announce strong earnings for the first quarter of 2010. The Bank continues to be well capitalized which will allow us to continue our focus on the resolution of our problem assets and to position the Company to return to more normalized growth. Additionally, we will strive to build on our excellent 2009 core deposit growth which should allow for continued improvement in our net interest margin and provide a prudent means by which to grow the Company.”

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the linked quarter ended December 31, 2009 and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 11.89% and 13.15%, respectively, at March 31, 2010, improved from the 11.74% and 13.01% reported at December 31, 2009.

Nonperforming Asset Levels and Credit Losses Decrease

The Company’s ratio of non-performing assets as a percentage of total assets increased 10 basis points to 4.46% as of March 31, 2010, as compared to 4.36% as of December 31, 2009.  Non-performing assets increased from $31.1 million at December 31, 2009 to $33.0 million at March 31, 2010.  Non-performing assets consisted of non-accrual loans of $29.7 million and foreclosed property of $3.3 million.  Also included in non-performing assets at March 31, 2010 are loans totaling $4,000 that were  past due greater than 90 days and still accruing interest.  The Company anticipates full payment of all past due amounts.  Net charge-offs as a percentage of average loans receivable decreased to 0.10% for the first quarter of 2010, compared to 0.69% for the fourth quarter of 2009 and 0.26% for the same quarter in the prior year.  Net charge-offs for the quarter ended March 31, 2010 were $574,000, in comparison to $4.0 million for the fourth quarter of 2009 and $1.4 million for the same quarter one year ago.

The Company recorded a reserve provision for potential loan losses of $208,000 for the first quarter of 2010, a decrease of $1.2 million as compared to the same period last year.  The ratio of allowance for loan losses as a percentage of total loans decreased from 2.56% at December 31, 2009 to 2.51% at March 31, 2010.  At March 31, 2010, the Company’s total reserves amounted to $14.3 million, of which $4.1 million are specific reserves on our impaired loans and $10.2 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.

Gutshall stated, “We believe our reserve balances are appropriate given the uncertain economic climate and anticipate them to remain elevated throughout 2010 as the economic recovery will likely be slow.  Our philosophy, which has never wavered since the Bank’s inception 15 years ago, is to be the community bank for the Roanoke Valley.  To this end, we all are relentlessly focused on working with our loan customers in an effort to improve the Company’s asset quality; however, the speed at which we recover will be largely dependent upon the speed of the economic recovery in those markets that we serve.”

Strong Balance Sheet and Deposit Growth

At March 31, 2010, Valley Financial’s total assets were $738.2 million, total deposits were $578.5 million, total loans stood at $568.3 million and total shareholders' equity was $52.6 million. Compared with March 31, 2009, the Company experienced increases of $45.4 million or 7% in total assets, $75.6 million or 15% in total deposits and $568,000 or 0% in total loans over the twelve-month period.   Gutshall stated, “Our deposit growth continues to be outstanding due to the innovative and exciting suite of products and exceptional level of customer service offered to our customers.  We introduced the newest offering in our My Lifestyle Product Suite, My Lifestyle Savings, in early January and the success of this account has been overwhelmingly positive.  At March 31, 2010, total deposits amounted to over $27 million in this account category.”

Average loans for the first quarter of 2010 were $570.7 million, down 1.5% or $8.4 million as compared to the fourth quarter of 2009 while average securities were $88.0 million, up $2.8 million as compared to the fourth quarter of 2009.  Average deposits were $562.8 million, up $8.6 million or 1.5% as compared to the $554.2 million for the fourth quarter of 2009.

Net Interest Income and Margin Improves

The Company’s net interest income was $5.0 million for the three months ended March 31, 2010 compared to $4.6 million reported for the same period last year, an increase of 8.7%.  The Company’s net interest margin was 2.95% for the three months ended March 31, 2010, up 6 basis points compared to the 2.89% reported for the same period last year.   Gutshall stated, “We are obviously pleased with the growth and improvement in our net interest income and net interest margin, respectively, as compared to the prior year, as this improvement reflects the strength and sustainability of our core business, despite the adverse impact non-performing assets have on our margin.  Our continued ability to grow our core deposit base has afforded us the opportunity to allow higher cost certificates of deposit to roll off at maturity, without negatively impacting our liquidity position.  The execution of this strategy has contributed to a continued reduction in our cost of funds from 2.06% for the fourth quarter of 2009 to 1.96% for the first quarter of 2010.  Additionally, as we continue to resolve our credit issues, we anticipate further positive impacts on our net interest margin.”

Core Non Interest Income Improves

Exclusive of one-time gains and losses on disposition of assets, our noninterest income for the first quarter was $555,000, an increase of $93,000, or 20%, in comparison to $462,000 in the same period last year.  Last year in the first quarter, the bank recorded $267,000 in gains realized on securities sold in comparison to no gains or losses realized in the first quarter of this year.    Gutshall noted, “We have experienced increases in our service charges on deposits as a result of our growing transactional account deposit base as well as increases in income earned from our investment subsidiary, Valley Wealth Management Services, Inc., and from our residential mortgage division during the first quarter of 2010.  We anticipate these trends to continue.”

Operating Costs Increase

Non-interest expense for the first quarter of 2010 totaled $4.2 million, up $527,000 or 14% as compared to the quarter ended March 31, 2009.  The Company’s efficiency ratio was 74.28% for the first quarter of 2010, compared to 69.52% for the comparable period of 2009.  Gutshall stated, “Our insurance costs, primarily from FDIC insurance fees, have risen dramatically this year, from $204,000 in the first three months of 2009 to $362,000 this year, an increase of 79%.  Advertising and marketing expenses increased $60,000, or 105%, as we have rolled out our new MyLifestyle Savings product during the period.  We are continuing to manage our discretionary spending on all noninterest expenses and have seen decreases from their 2009 levels in legal fees, occupancy and equipment expense, loan expense and computer software amortization and expense.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger

Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Three Months Ended 3/31/10
Net interest income, non tax-equivalent	$4,978

Less: tax-exempt interest income	(121)
Add: tax-equivalent of tax-exempt interest income	183

Net interest income, tax-equivalent	$5,040

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	3/31/10	3/31/09
Assets
Cash and due from banks	$7,223	$6,044
Interest-bearing deposits in banks	44,814	26
Federal funds sold	-	10,572
Investment securities:
Securities available-for-sale	76,436	66,156
Securities held-to-maturity	11,483	14,188
Restricted equity securities	6,172	5,737
Total investment securities	94,091	86,081
Loans	568,315	567,747
Less: allowance for loan losses	(14,263)	(7,583)
Net loans	554,052	560,164

Foreclosed assets, net	3,258	1,846
Premises and equipment, net	7,625	8,083
Bank owned life insurance	13,064	12,525
Accrued interest receivable	2,476	2,487
Other assets	11,644	5,023
Total assets	$738,247	$692,851

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$20,788	$18,546
Interest-bearing deposits	557,678	484,314
Total deposits	578,466	502,860

Securities sold under agreements to repurchase	17,968	29,500
FHLB borrowings	68,000	80,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	4,689	5,380
Total liabilities	685,619	634,236

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	15,376	15,225
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 and 4,680,142 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	23,415	23,261
Retained earnings	13,486	19,610
Accumulated other comprehensive income	351	519
Total shareholders’ equity	52,628	58,615
Total liabilities and shareholders’ equity	$738,247	$692,851

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended
	3/31/10	3/31/09
Interest Income:
Interest and fees on loans	$7,331	$7,196
Interest on securities	837	1,121
Interest on deposits in banks	19	-
Total interest income	8,187	8,317
Interest Expense:
Interest on deposits	2,428	2,804
Interest on trust preferred subordinated debt	89	150
Interest on borrowings	692	769
Total interest expense	3,209	3,723
Net interest income	4,978	4,594
Provision for loan losses	208	1,433
Net interest income after provision for loan losses	4,770	3,161

Noninterest Income:
Service charges on deposit accounts	307	271
Income earned on bank owned life insurance	134	135
Realized gain on sale of securities	-	267
Realized gain (loss) on sale of foreclosed assets	18	(30)
Other income	114	56
Total noninterest income	573	699
Noninterest Expense:
Compensation expense	1,985	1,782
Occupancy and equipment	397	422
Data processing expense	289	249
Insurance	362	204
Legal	88	123
Deposit expense	125	94
Loan expense	78	97
Other expense	897	723
Total noninterest expense	4,221	3,694
Income before income taxes	1,122	166
Income tax expense	274	18
Net income	$848	$148

Preferred stock dividend and accretion of preferred stock discount	239	235
Net income (loss) available to common shareholders	$609	$(87)

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended
	3/31/10	3/31/09

PER COMMON SHARE
Earnings per share – basic	$0.13	$(0.02)
Earnings per share – diluted	$0.13	$(0.02)
Book value	$7.88	$9.16

FINANCIAL RATIOS
Return on average assets	0.48%	0.09%
Return on average shareholders’ equity	6.58%	1.02%
Net interest margin (FTE)	2.95%	2.89%
Efficiency - Consolidated	74.28%	69.52%
Efficiency – Bank only	72.07%	67.57%
Total risk based capital – Consolidated	13.15%	14.04%
Total risk based capital – Bank only	12.09%	12.18%
Net charge-off to average loans	0.10%	0.26%

ALLOWANCE FOR LOAN LOSSES
Beginning balance	14,630	7,592
Provision for loan losses	208	1,433
Charge-offs	(594)	(1,442)
Recoveries	19	-
Ending balance	14,263	7,583

ASSET QUALITY RATIOS
Nonperforming assets to total assets	4.46%	1.09%
Allowance for loan losses to total loans	2.51%	1.34%
Allowance for loan losses to nonperforming loans	48.03%	133.86%

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due	4	75
Nonaccrual	29,695	5,665
OREO/Repos	3,258	1,846
Total nonperforming assets	$32,957	$7,586